[FRIEDMAN, BILLINGS, RAMSEY & CO., INC. LETTERHEAD]


                                                              December 16, 1996

The FBR Family of Funds
Potomac Tower
1001 Nineteenth Street North
Arlington, Virginia 22209

Ladies/Gentlemen:

         Friedman, Billings, Ramsey & Co., Inc. ("FBRI") hereby offers to purchase 2777.75 shares each of FBR Small Cap Financial Fund, FBR Financial Services Fund and 2777.833 shares of FBR Growth/Value Fund (the "Seed Capital Shares"). This letter will confirm that FBRI is purchasing the Seed Capital Shares for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

         FBRI agrees and hereby undertakes that, in the event any of the Seed Capital Shares are redeemed during the period of amortization of the Fund's organizational expenses, the redemption proceeds will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                           Sincerely,

                                           /s/ Emanuel Friedman
                                           --------------------
                                               Chairman